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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) March 19, 2004

                                 WRC MEDIA INC.
             (Exact name of registrant as specified in its charter)

          Delaware                  333-96119                 13-4066536
(State or other jurisdiction       (Commission              (IRS Employer
      of incorporation            File Number)           Identification No.)

 512 Seventh Avenue, 22nd Floor, New York, NY                10018
   (Address of principal executive offices)                (Zip Code)


Registrant's telephone number, including area code (212) 768-1150

                                 Not Applicable

          (Former name or former address, if changed since last report)

Item 5.  Other Events and Regulation FD Disclosure.
Restatements and Amendment of Financial Statements

In connection with the audit of our 2003 consolidated financial statements, we have decided to restate our previously audited consolidated balance sheets as of December 31, 2001 and 2002, and the related statements of stockholders' deficit and operations for the years ended December 31, 2001 and 2002, and to amend our 2003 unaudited financial results that were previously disclosed in a Form 8-K furnished to the Securities and Exchange Commission (the "SEC") on January 29, 2004, with respect to the matters set forth below. After giving effect to the restatements and amendments described below, we believe we were and are in compliance with the financial covenants in our credit facility for all of the reporting periods affected, other than the fourth quarter of 2003, for which the lenders under our credit agreement have granted us a waiver through March 31, 2004, as previously discussed in our Form 8-K filed with the SEC on January 7, 2004. We are currently in discussions with our lenders with respect to amending the existing credit facility and are pursuing the refinancing of all our term loans thereunder. While we expect to complete an amendment of our existing credit facility and a refinancing of all of our term loans thereunder by March 31, 2004, we can give no assurances as to whether we will be successful in achieving any such amendment or refinancing, or if successful, when such transactions would be complete, or what the impact on our costs of financing would be. Please see "Company Indebtedness" below.

Described below are the matters for which we have decided to restate our audited consolidated financial statements for 2001 and 2002 and amend our unaudited financial results for 2003.


         o Software and Services Sale. In December 2002, we recorded a $1.9 million receivable of revenue from the sale of educational software and services to a school district. Of this amount, $1.2 million was recognized as revenue during the fiscal quarter ended December 31, 2002, and $0.7 million was recorded as a deferred revenue liability as of December 31, 2002. Accrued sales commissions of $0.3 million also were recorded. In the first quarter of 2003, this $1.2 million of revenue previously recognized in December 2002 was offset by recording a new bad debt reserve of $0.9 million and by retaining an excess of $0.3 million in our allowance for doubtful accounts, which would have otherwise been reversed. We have concluded that the sale did not meet the criteria under U.S. generally accepted accounting principles ("GAAP") for revenue recognition for the period ended December 31, 2002, and that we incorrectly recorded the related bad debt reserve and retained the excess allowance for doubtful accounts in 2003. We have corrected these errors by reversing these transactions. The net effect for the fiscal year ended December 31, 2002 was to increase our net loss by approximately $0.8 million, and to decrease total assets by approximately $1.9 million, decrease total liabilities by $1.0 million as of December 31, 2002 and decrease deferred revenue by $0.7 million. The net effect of this reversal in 2003 was to decrease our net loss by $0.9 million for the fiscal year ended December 31, 2003.

         o ChildU Goodwill Reduction. Our subsidiary, ChildU, Inc., was acquired in 2001. In connection with such acquisition, we issued shares of WRC Media common stock to the holders of notes issued by ChildU. We have determined that the value assigned to these shares when we recorded the purchase price for this acquisition in our historical financial statements for 2001 exceeded the fair market value of these shares. Accordingly, we have restated our financial statements to record correctly the fair market value of these shares, which had the effect of reducing the purchase price for ChildU, and goodwill and additional paid-in capital, by approximately $3.4 million as of December 31, 2001.

Following our determination to restate our financial statements for 2001 and 2002 and to amend our financial results for 2003 for the matters described above, we also determined that we would correct for certain errors made in the application of GAAP that had not previously been corrected because in each such case we believed that the amount of any such error was not material to our consolidated financial statements. We have described these matters below.

         o CompassLearning/Weekly Reader Goodwill Reduction. In connection with the acquisitions of CompassLearning, Inc. and Weekly Reader Corporation in 1999, we recorded reserves for a planned restructuring related to the acquisitions. We also recorded a reserve of $1.7 million related to an estimated liability associated with the rationalization of the shipping schedule of the Weekly Reader magazine in 2000. Certain elements of those plans were not yet completed in 2002. In 2002, we concluded that the purchase reserves associated with elements of the plan that had not yet been completed should be reversed and a new restructuring liability should be recorded. Accordingly, in our historical financial statements for 2002, we recorded an expense to establish a new restructuring reserve, and we reversed the excess of $3.1 million of the reserves for purchase liabilities and reduced goodwill in a corresponding amount. We also reversed the $1.7 million reserve, and reduced goodwill in a corresponding amount, because we determined that such reserve had been incorrectly recorded in 2000. We have determined that the reversal of the excess purchase reserves and corresponding reduction of goodwill should have been recorded in 2001 rather than 2002 and that the reversal of the $1.7 million reserve and corresponding reduction in goodwill should have been recorded in 2001 rather than 2002. We are restating our 2001 financial statements to correct these errors.

         o Barter Transaction. In connection with a failed licensing barter transaction for which we had incorrectly recorded revenue in 2001, we had increased operating costs and expenses for 2001 by the amount of the revenue recorded, instead of reversing such net revenue amount, as required by GAAP. We are restating our financial statements for 2001 to correct this error, with the net effect being to reduce net revenue and operating costs and expenses by $1.5 million for the fiscal year ended December 31, 2001, with no impact on our net loss.

         o CompassLearning Minimum Purchase Guarantee. In connection with the acquisition of CompassLearning, we entered into a minimum purchase guarantee agreement with the seller of CompassLearning. In 2001, we incorrectly recorded as revenue amounts that the seller was required to purchase under the agreement, which the seller did not purchase. In our historical financial statements for 2001, we also recorded an intangible asset in an amount equal to the amount of revenue incorrectly recorded. In 2002 and 2003, amortization of $0.5 million and $0.3 million, respectively, of this intangible was recorded against gross sales as purchases were actually made. Recording this intangible asset and the related amortization did not conform to GAAP. We are restating our financial statements to reverse this transaction, with the net effect being to increase our net loss and decrease total assets by $0.8 million for the fiscal year ended December 31, 2001 and decrease our net loss in 2002 and 2003 by $0.5 million and $0.3 million, respectively.

         o Distributor Sales. Historically the Company recognized revenue under a distribution contract between our subsidiary, World Almanac Education Group, and a distributor at the time that we shipped our products to the distributor rather than at the time those products were resold by the distributor. We also recorded distribution fees under this contract as operating costs and expenses, based on our understanding of the distribution contract. We have determined to recognize revenue only at the time the distributor ships these products to its customer. In addition, we should have recorded distributions fees as a reduction of revenue, rather than as a separate operating cost and expense item. We are restating and amending, as applicable, our financial statements to reflect this view, with the net effect being to increase our net loss and decrease total assets by $0.4 million for the fiscal year ended December 31, 2001, to decrease our net loss and increase net assets by $0.2 million for the fiscal year ended December 31, 2002, and to decrease our net loss by $0.4 million for the fiscal year ended December 31, 2003.

         o Rent. We have two leases that have "free rent" incentives at the commencement of the leases and also contain rent escalation clauses (which clauses provide for rent increases over time) for which we were required under GAAP to record the average rent expense ratably over the lease term. In our historical 2001 financial statements, however, we recorded the rent expense from these leases as it was paid. In our historical 2002 financial statements, we began correctly recording the average rent expense for these leases, but we calculated the average rent using the remainder of the lease term instead of the entire lease term. We are restating or amending, as applicable, our financial statements to correct these errors. As a result, our rent expense increased in 2001 because the average rent to be paid over the lease terms was greater than the actual rent paid in 2001 and our rent expense decreased in 2002 and 2003 because of the longer lease terms used to calculate the average rent. In 2001, we also incorrectly capitalized some rent expense prior to our occupancy of a certain leased premise as a prepaid rent asset and amortized it, rather than recording it as an expense, as required by GAAP. We are restating our financial statements to correct these errors, with the net effect being to increase our net loss by $1.0 million, decrease total assets by $0.6 million and increase total liabilities by $0.4 million for the fiscal year ended December 31, 2001, to decrease our net loss by $0.4 million and increase total assets by $0.4 million for the fiscal year ended December 31, 2002, and to decrease our net loss by $0.7 million for the fiscal year ended December 31, 2003.

         o Intercompany Sales. Certain sales between two subsidiaries of World Almanac were recorded in 2001 as revenue for one subsidiary and as a corresponding operating cost and expense for the other subsidiary, rather than being eliminated, as required by GAAP. We are restating our financial statements for 2001 to eliminate these intercompany sales. As a result of our correction, revenue decreased by $0.8 million for the fiscal year ended December 31, 2001 with a corresponding decline in operating costs and expenses, and no impact on our net loss.

         o Other. We have made a number of other corrections, including adjustments relating to various accruals such as compensation and fringe benefit costs, deferred revenue, legal costs and other immaterial items.

We have summarized below the significant effects of the restatements of our 2001 and 2002 financial statements and the amendment of our 2003 financial results. We cannot assure you, however, that further restatements or amendments will not be required for, among other things, the three primary reasons discussed below. First, the financial statements included in this filing for the years ended December 31, 2001, 2002 and 2003, are unaudited. We cannot assure you that the audited consolidated financial statements for these years, once issued, will not contain material changes from the unaudited financial statements filed herewith. Second, our 2001 financial statements are being re-audited because our 2001 financial statements were audited by Arthur Andersen LLP. Accordingly, we cannot assure you that there will not be material changes to any financial information discussed herein as a result of the re-audit. Please note that the re-audit will cause a delay in the filing of our 2003 Annual Report on Form 10-K as discussed in more detail elsewhere in this filing. Third, the preliminary SEC inquiry we previously disclosed in our Form 8-K filed with the SEC on December 15, 2003, is ongoing, and we cannot reasonably assess the final outcome of the inquiry at this time.

                                                                  December 31,
                                   -----------------------------------------------------------------------------------------
                                               2001                          2002                           2003
                                   ----------------------------  -----------------------------  ----------------------------
                                                   (Unaudited)                    (Unaudited)            (Unaudited)
                                        As                           As                              As
Statements of Operations,            Previously         As         Previously         As          Previously         As
  for the years ended                Reported       Restated        Reported       Restated      Reported (1)      Amended
-------------------------          -------------  -------------    ----------      ---------     ------------      --------
                                                                     (Dollars in millions)
Revenue, net                         $231.5          $227.1          $209.2           207.8          $202.8          $202.7
Operating costs and expenses          244.4           242.6           189.5           188.4           178.3           176.0

Income (loss) from Operations         (12.9)          (15.5)           19.7            19.4            24.5            26.7

Other income/(expense), net           (34.9)          (34.8)          (32.2)          (32.2)          (30.2)          (30.3)

Net loss                             $(48.5)         $(50.9)         $(95.4)         $(95.8)         $ (7.8)         $ (5.8)

Adjusted EBITDA (2)                  $ 52.5          $ 49.9          $ 48.2          $ 48.2          $ 46.1          $ 48.6

Recurring EBITDA (2)                 $ 52.5          $ 49.9          $ 48.2          $ 48.2          $ 47.7          $ 50.2


Balance Sheets, as of
---------------------

Total current assets                 $ 85.0          $ 83.7          $ 67.8          $ 65.4

Goodwill                              235.0           226.8           163.3           159.9

Total assets                         $478.9          $468.7          $374.3          $367.9

Total current liabilities            $108.7          $104.4          $100.4          $100.1

Total liabilities                     386.5           382.1           380.7           380.2

Additional Paid in Capital            132.6           129.1           132.5           129.3
Accumulated Deficit                  (161.0)         (163.4)         (276.6)         (279.4)

Total stockholders' deficit           (13.3)          (19.1)         (129.1)         (135.0)

Total liabilities and
  stockholders' deficit              $478.9          $468.7          $374.3          $367.9


(1) We previously reported preliminary 2003 unaudited financial results for our fiscal year ended December 31, 2003, including a reconciliation of Adjusted EBITDA and Recurring EBITDA to Net Loss for such period, in a Form 8-K furnished to the SEC on January 29, 2004.

(2) For a description of how we calculate Adjusted EBITDA and Recurring EBITDA, and a reconciliation of Adjusted EBITDA and Recurring EBITDA to Net Loss, please see the Adjusted EBITDA/Recurring EBITDA Reconciliation to Net Loss set forth below.

Restatement of 2001 Statement of Operations. For the fiscal year ended December 31, 2001, we have reduced our reported net revenue by $4.4 million, from $231.5 million to $227.1 million. Of the $4.4 million reduction in revenue, $1.5 million represents the elimination of revenue recognized in connection with the failed licensing barter transaction, $1.3 million represents the elimination of revenue recognized in connection with sales to a distributor, $0.8 million represents the elimination of intercompany sales between two World Almanac subsidiaries and the remaining $0.8 million represents the elimination of revenue recognized under the CompassLearning minimum purchase guarantee. Additionally, we have reduced our reported operating costs and expenses by $1.8 million, from $244.4 million to $242.6 million. This reduction represents the net impact of $3.1 million of lower operating costs and expenses associated with the elimination of $1.5 million of expenses relating to the failed licensing barter transaction, $0.8 million of expenses relating to the elimination of World Almanac subsidiary intercompany sales and $0.8 million of expenses relating to distribution fees paid to a distributor, net of $1.3 million of higher non-cash operating costs and expenses resulting primarily from the correction of our accounting for rent expense.

Restatement of 2001 Balance Sheet. We have reduced reported total current assets by $1.3 million, from $85.0 million to $83.7 million, at December 31, 2001, which restatement is primarily attributable to lower prepaid rent expenses of $0.6 million and the elimination of $0.6 million of receivables associated with sales to a distributor. In addition, we have reduced reported goodwill by $8.2 million, from $235.0 million to $226.8 million, at December 31, 2001. The reduction in goodwill consists of (1) a reduction of $4.8 million for the reversal of previously established restructuring reserves recorded in connection with the acquisitions of CompassLearning and Weekly Reader and (2) a reduction of $3.4 million to reduce the purchase price recorded in connection with the acquisition of ChildU. Reported total assets were reduced by $10.2 million, from $478.9 million to $468.7 million, at December 31, 2001, as a result of the decrease in reported total current assets and goodwill and the elimination of $0.8 million in intangible assets related to the CompassLearning minimum purchase guarantee. We have reduced reported total current liabilities by $4.3 million, from $108.7 million to $104.4 million, resulting primarily from the net impact of reversing the CompassLearning/Weekly Reader restructuring reserve of $4.8 million, net of $0.5 million of increased current liabilities relating primarily to the correction of our accounting for rent expense. Reported additional paid-in capital was reduced by $3.5 million, from $132.6 million to $129.1 million, primarily as a result of the ChildU goodwill adjustment.

Restatement of 2002 Statement of Operations. For the fiscal year ended December 31, 2002, we have reduced our reported net revenue by $1.4 million, from $209.2 million to $207.8 million. The reduction in reported net revenue consists of the elimination of $1.2 million of revenue recorded in connection with a software sale to a school district, the elimination of $0.6 million of revenue associated with sales to a distributor and $0.1 of other restatements reducing net revenue, net of an increase of $0.5 million in revenue associated with the CompassLearning minimum purchase guarantee. The reduction in reported operating costs and expenses of $1.1 million, from $189.5 million to $188.4 million, consists of $0.7 million of reduced costs and expenses associated with distribution fees paid to a distributor, $0.3 million of reduced operating costs and expenses related to the reversal of sales commissions expense associated with a software and services sale to a school district, and $0.4 million of reduced operating costs and expenses relating to the correction of our accounting for rent expense, partially offset by $0.3 million of other miscellaneous expense restatements increasing operating costs and expenses.

Restatement of 2002 Balance Sheet. Including the effects of our restatements for 2001, our reported total current assets at December 31, 2002, have been reduced by $2.4 million, from $67.8 million to $65.4 million, of which $1.1 million relates to the restatements in 2002. The adjustments primarily consist of the net impact of a $1.8 million decrease in accounts receivable resulting from the reversal of the software sale, partially offset by a $0.4 million increase relating to the correction of our accounting for rent expense and a $0.2 million increase relating to accounts receivable associated with sales to a distributor. As well, $1.3 million of the reduction in reported total current assets for 2002 were the effects of restatements for 2001. Including the effects of our restatements for 2001, our reported goodwill at December 31, 2002, has been reduced by $3.4 million, from $163.3 million to $159.9 million, reflecting the 2001 restatement of recorded goodwill for the ChildU acquisition and the 2002 restatement eliminating the $4.8 million reversal to goodwill previously reported in our 2002 historical financial statements relating to the CompassLearning/Weekly Reader acquisitions. Including the effects of our restatements for 2001, we have reduced reported total current liabilities at December 31, 2002, by $0.3 million, from $100.4 million to $100.1 million, reflecting a $1.0 million reduction in total current liabilities relating to the elimination of $0.3 million of sales commissions and $0.7 million of deferred revenue associated with a software and services sale to a school district offset by increased current liabilities of $0.7 million related to the correction of our accounting for rent expense, deferred revenue, legal costs and certain other immaterial items.

Amended Unaudited 2003 Financial Results. For the fiscal year ended December 31, 2003, we have reduced unaudited reported net revenue by $0.1 million, from $202.8 million to $202.7 million. The reduction in unaudited reported net revenue consists of the reversal of $0.2 million of revenue relating to sales to a distributor, offset by other miscellaneous adjustments of $0.1 million which increased revenue. For the fiscal year ended December 31, 2003, unaudited reported operating costs and expenses were reduced by $2.3 million, from $178.3 million to $176.0 million, resulting primarily from the reduction of bad debt expense of $0.9 million resulting from the reversal of a software sale to a school district, the reversal of $0.7 million of operating costs and expenses relating to the correction of our accounting for rent expense and the reversal of $0.6 million of operating costs and expenses associated with the payment of distribution fees to a distributor, and other adjustments of a net amount of $0.1 million in operating costs and expenses.

The changes described above decreased Adjusted EBITDA and Recurring EBITDA by $2.6 million from $52.5 million to $49.9 million for the year ended December 31, 2001, had no impact on reported Adjusted EBITDA and Recurring EBITDA for the fiscal year ended December 31, 2002, and increased reported Adjusted EBITDA by $2.5 million from $46.1 million to $48.6 million and reported Recurring EBITDA by $2.5 million, from $47.7 million to $50.2 million for the year ended December 31, 2003. For a description of how we calculate Adjusted EBITDA and Recurring EBITDA, please see Notes 1 and 2 to the Adjusted EBITDA/Recurring EBITDA Reconciliation to Net Loss set forth below.

Adjusted EBITDA / Recurring EBITDA reconciliation to Net Loss

                                                              For the years ended December 31,
                                         -------------------------------------------------------------------------------
                                                  2001                       2002                        2003
                                         -------------------------   ------------------------    ------------------------
                                                       (Unaudited)                (Unaudited)          (Unaudited)
                                              As                         As                       As
                                          Previously       As        Previously       As        Previously         As
                                           Reported     Restated      Reported     Restated      Reported        Amended
                                         -------------  ----------   ----------    ---------    ----------       -------
     (Dollars in millions)
     Net Loss                               (48.5)        (50.9)        (95.4)        (95.8)         (7.8)         (5.8)
     Depreciation and
       amortization of intangibles**         67.0          66.9          22.2          22.6          21.7          22.1
     Income taxes                             0.7           0.7          11.0          11.0           2.2           2.2
     Interest expense                        33.3          33.2          29.8          29.8          29.0          29.1
     Cumulative effect of change
       in accounting principle                 --            --          72.0          72.0            --            --
     Restructuring charges and other
       non-recurring expenses                  --            --           8.6           8.6           1.0           1.0
                                             ----          ----          ----          ----          ----          ----
Adjusted EBITDA (1)                          52.5          49.9          48.2          48.2          46.1          48.6
     Employee separation costs                 --            --            --            --           1.5           1.5
     Costs and expenses
      related to SEC inquiry                   --            --            --            --           0.4           0.4
     One-time management fee offset            --            --            --            --          (0.3)         (0.3)
                                             ----          ----          ----          ----          ----          ----
Recurring EBITDA (2)                         52.5          49.9          48.2          48.2          47.7          50.2
                                             ====          ====          ====          ====          ====          ====

** Amount includes amortization of capitalized software costs of $0.4 million for 2002 and $1.5 million for 2003 which are included in operating costs and expenses above.

1. Adjusted EBITDA represents (loss) before interest expense, taxes, depreciation, amortization and other (income) charges including restructuring costs of $8.6 million for the year ended December 31, 2002 and restructuring costs and other non-recurring expenses of $1.0 million for the year ended December 31, 2003. Adjusted EBITDA data is a non-GAAP measure and is included in our discussion because we believe that this information may be considered by investors as an additional basis on which to evaluate WRC Media's performance. Because all companies do not calculate Adjusted EBITDA identically, the presentation of Adjusted EBITDA in this report is not necessarily comparable to similarly titled measures of other companies. Adjusted EBITDA is not intended to represent cash flow from operating activities and should not be considered an alternative to net income or loss (as determined in conformity with GAAP) as an indicator of our operating performance or to cash flow as a measure of liquidity. It is presented herein as we evaluate and measure each business unit's performance based on their Adjusted EBITDA results. We also use Adjusted EBITDA to evaluate management performance. Adjusted EBITDA may not be available for our discretionary use as there are requirements to repay debt, among other payments.

2. Recurring EBITDA is defined as Adjusted EBITDA excluding certain costs and expenses believed by WRC Media to be unusual in magnitude or type. When we evaluate and measure the performance of our business units, we eliminate such costs and expenses because we believe such elimination provides a more accurate measure of the actual performance of the business units. Recurring EBITDA for the fiscal year ended December 31, 2003 excluded (1) a non-cash charge of $1.5 million recorded in connection with the separation costs expected to be incurred in connection with the departure of a former officer and director, (2) a charge of $0.4 million in cash costs and expenses related to an on-going SEC inquiry incurred as of December 31, 2003, and (3) management fees of $0.3 million which were waived by our principal shareholder during such period and which otherwise would have been a cash operating cost and expense. We believe the 2003 employee separation costs to be unusual in magnitude because only a few of our employees have employment contracts which would provide them with similar benefits in the event they leave employment with us under certain circumstances. No separation costs of such magnitude were incurred by us for any individual employee during the fiscal year ended December 31, 2001 or 2002. We believe the costs and expenses related to the SEC inquiry are unusual because this matter represents the only SEC inquiry we have experienced. We believe the waiver of management fees payable to our principal shareholder is unusual in type because it was a one-time waiver and our principal shareholder is under no obligation to waive any management fees in the future. Prior to the waiver in 2003, our principal shareholder had not waived its management fees for any previous period. No adjustments were made to Recurring EBITDA for the fiscal year ended December 31, 2002 because no separation costs of unusual magnitude were incurred during such year and our principal shareholder had not waived any of its management fees. Recurring EBITDA is a non-GAAP measure and is not intended to represent cash flow from operating activities and should not be considered an alternative to net income or loss (as determined in conformity with GAAP) as an indicator of our operating performance or to cash flow as a measure of liquidity. We will not be permitted to present Recurring EBITDA in our filings with the SEC because, despite our view that our adjustments are for costs and expenses that are unusual in magnitude or type, we believe it is likely that our adjustments would not meet the SEC's standards for inclusion of such adjustments in filings, which standards would not permit the elimination of items identified as non-recurring, infrequent or unusual when the nature of the charge makes it reasonably likely to recur. Investors should make their own assessment as to the appropriateness of the adjustments included in Recurring EBITDA.

Company Indebtedness

After giving effect to the restatements described above, we believe we are in compliance with the financial covenants in our credit facility for all of the reporting periods affected, other than the fourth quarter of 2003, for which the lenders under our credit agreement have granted us a waiver through March 31, 2004, as previously discussed in our Form 8-K filed with the SEC on January 7, 2004.

We are currently in discussions with our lenders with respect to amending the existing credit facility and are pursuing the refinancing of all our term loans thereunder. While we expect to complete an amendment of our existing credit facility and a refinancing of all of our term loans thereunder by March 31, 2004, we can give no assurances as to whether we will be successful in achieving any such amendment or refinancing, or if successful, when such transactions would be complete, or what the impact on our costs of financing would be. For a description of the risks and consequences of being in default under the credit facility, including an inability to borrow additional amounts, the right of the lenders to accelerate outstanding amounts under the credit facility and the right of holders of the notes issued under our public indenture to accelerate the notes upon acceleration of the credit facility, please see the disclosure set forth under the heading "Item 2 -- Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity, Working Capital and Capital Resources -- General" in our Form 10-Q for the fiscal quarter ended September 30, 2003, filed with the SEC on November 14, 2003.

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

Our public indenture requires us to file with the SEC and furnish to the noteholders "all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants," in each case within the time periods specified in the SEC's rules and regulations. Because the re-audit of the 2001 restated financial statements will not be completed when we file our audited 2002 restated financial statements and our audited 2003 financial statements, the 2001 restated financial statements will be presented as unaudited in that filing. We believe that upon the filing of our audited 2003 financial statements, we will be in compliance with our public indenture's information requirements. We cannot assure you, however, that the trustee or the holders of the notes will not claim that we will be in breach of the indenture or send us a notice attempting to accelerate repayment of the notes. As of the date of this Report on Form 8-K, there are $152.0 million of notes outstanding under our public indenture, $118.7 million of term loans outstanding under our credit facility and $22.0 million of revolving credit borrowings and letters of credit outstanding under our credit facility.

                                  * * * * * * *

This Report on Form 8-K contains forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies that involve a number of risks, uncertainties, and assumptions. Additional written and oral forward-looking statements may be made by us from time to time in SEC filings and otherwise. We caution readers that results predicted by forward-looking statements, including, without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, including

         o risks and uncertainties relating to the our ability to satisfy the conditions to future borrowings under our revolving credit facility in order to borrow all or a portion of the remaining additional $4.0 million presently available under the revolving credit facility until March 31, 2004;

         o the risk of default and acceleration in connection with the furnishing of certain financial statements described above;

         o the other factors set forth under the heading "Item 2--Management's Discussion and Analysis of Financial Condition and Results of Operations--Factors That May Affect the Future Results and Financial Condition" in the Third Quarter 10-Q; and



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

         o other risks and factors identified from time to time in our filings with the SEC.

The foregoing list of factors should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us prior to the date hereof. We disclaim any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Risks and uncertainties relating to our business and our subsidiaries' businesses are set forth in the documents and reports filed by us from time to time with the SEC. We urge you to read all of our public filings in addition to this Form 8-K to understand our financial condition, liquidity and results of operations.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               WRC MEDIA INC.
                               (Registrant)

Date March 19, 2004            By:  /s/ Richard Nota
                                    --------------------------
                                    Name:  Richard Nota
                                    Title: Senior Vice President, Finance










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